Exhibit 10.7
AMENDMENT NO. 1 TO THE
CHS INC.
SPECIAL SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
CHS Inc., pursuant to the power of amendment reserved to it in Section 7.1 of the CHS Inc. Special Supplemental Executive Retirement Plan (“Plan”), hereby amends the Plan in the manner set forth below effective as of July 1, 2006.
1. The definition of “Change of Control” in Section 2.1 of the Plan is amended to read as follows:
     “Change of Control” means the first to occur of a change in the ownership or effective control of CHS, or in the ownership of a substantial portion of the assets of CHS, as defined under Section 409A of the Code.
2. The definition of “Total Disability” in Section 2.1 of the Plan is amended to read as follows:
     “Total Disability” means the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of no less than twelve months, receiving income replacement benefits for a period of not less than three months under CHS’ long-term disability plan.
3. Article V of the Plan is amended to read as follows:
     Section 5.1. Time and Form of Participant’s Benefit. Except as provided in Sections 5.2, 5.3 and 5.4, the Participant’s Account will be paid in a single lump sum upon a Participant’s benefit distribution date. For this purpose, the term “benefit distribution date” shall mean the date that is six (6) months after the Participant’s separation from service (as that term is defined under Section 409A of the Internal Revenue Code). Payment shall be deemed paid as of the benefit distribution date if it is made no later than the last day of the calendar year in which occurs the benefit distribution date, or if later, the 15th day of the third calendar month following the benefit distribution date.
     Section 5.2. Death Benefit. Notwithstanding any provision in this Plan to the contrary, in the event of the Participant’s death prior to the payment of the entire amount credited to the Participant’s Account, any unpaid amounts shall be paid to the Participant’s Beneficiary upon the Participant’s death. Payment shall be deemed paid as of the Participant’s death if it is made no later than the last day of the calendar year in which occurs the Participant’s death, or if later, the 15th day of the third calendar month following the Participant’s death.
     Section 5.3. Disability. Notwithstanding any provision in this Plan to the contrary, in the event of the Total Disability of a Participant prior to the payment or the entire amount credited to the Participant’s Account, any unpaid amounts shall be paid to the Participant as of the Participant’s Total Disability. Payment shall be deemed paid as of the Participant’s Total Disability if it is made no later than the last day of the calendar year in which occurs the Participant’s Total Disability, or if later, the 15th day of the third calendar mouth following the Participant’s Total Disability.
     Section 5.4. Change of Control. Notwithstanding any provision in this Plan to the contrary, in the event of a Change of Control of CHS, all Participants shall be paid the entire amounts credited to their Accounts in the form of a single lump sum as of such Change of Control. Payment shall be deemed paid as of the Change of Control if it is made no later than the last day of the calendar year in which occurs the Change of Control, or if later, the 15th day of the third calendar month following the Change of Control.
     IN WITNESS WHEREOF, CHS Inc. has caused its name to be hereunto subscribed on this 30th day of May, 2006.

CHS INC.
By	/s/ John D Johnson
	Its	President & CEO